Valerus Compression Services, LLP
11335 Clay Road, Suite 190
Houston, Texas, 77041
(713) 744-6100

March 10, 2006

Encore Clean Energy Inc.
1250 Homer Street
Suite 305
Vancouver, BC V6B 1C5 C
anada

Attention: Dan Hunter

Re: Letter of Intent

Dear Mr. Hunter:

     This letter of intent sets forth the understandings and intentions of each of Encore Clean Energy, Inc., a Nevada Corporation ("Encore") and Valerus Compression Services, LLP (“Valerus”), a Texas Corporation ("Valerus"), with respect to a proposed transaction described below (the "Proposed Transaction").

     Valerus is a gas-handling specialist with technical and operational expertise in reciprocating and rotary gas compression for the pipeline industry. Valerus’s products and services play a critical role in facilitating the distribution of natural gas from its source to industrial, commercial and residential end users.

     Encore is developing, under exclusive license, the Magnetic Piston Generator (“MPG”), which is designed to convert waste heat into electricity. Encore is also in the process of obtaining distribution rights to other existing and proven waste heat to electricity devices.

     Valerus intends to both form a venture with Encore to further develop Encore’s MPG device, its waste heat to electricity business, and to obtain exclusive rights directly related to the oil and gas compression and wellhead services industries (the Industries”).

1.	Basic Terms of Proposed Transaction

	(a)	Subject to availability of financing which Valerus and Encore agree to jointly pursue, Valerus agrees to co-develop a heat to electricity version of Encore’s MPG specific to the Industries.

Encore Clean Energy, Inc.
March 8, 2006

(b)

Encore and Valerus agree to form and jointly own an LLC (the “LLC”) to own the oil & gas pipeline and wellhead rights (‘the Rights”) to this version of the MPG. Encore will contribute these rights on per kilowatt royalty basis, to be determined in the definitive agreement. Valerus will develop the device(s) and supply the LLC with access to its engineering, sales and service force.

2. Operating Agreement. As a condition to the closing of the Proposed Transaction under a definitive agreement, Encore and the LLC will negotiate and execute with Valerus an operating agreement in relation to the Encore LLC operations related to the Industries.

3. Definitive Agreement. Encore and Valerus shall proceed in good faith toward the negotiation and execution of a mutually acceptable definitive written agreement governing the Proposed Transaction (the “Definitive Agreement”), with such representations, warranties, indemnities, covenants and such other terms as are customary in transactions of this type, subject to approval by legal counsel for both Encore and Valerus. Subject to satisfaction of the conditions described in Section 5 hereof, the parties will use their reasonable best efforts to enter into this definitive agreement to consummate the Proposed Transaction on or before June 9, 2006.

4. Access. From the date of this letter of intent through to the Closing Date, representatives of Valerus shall be granted reasonable access to Encore's premises and records for the purpose of performing its due diligence investigation, and Encore shall furnish Valerus with all information and documents reasonably requested relating to the Proposed Transaction. From the date of this letter of intent through to the Closing Date, representatives of Encore shall be granted reasonable access to Valerus's premises and records for the purpose of performing its due diligence investigation, and Valerus shall furnish Encore with all information and documents reasonably requested relating to the Proposed Transaction. The due diligence investigations may include, without limitation, a review of physical properties, financial records, personnel, contracts and other documents and information.

5. Conditions. The Proposed Transaction will be subject to, among other things, the satisfaction of the following conditions:

(a)	Completion of a full legal and business due diligence examination by Valerus, the results of which shall be to its sole satisfaction;

(b)	Completion of a full legal and business due diligence examination by Encore, the results of which shall be to its sole satisfaction;

Encore Clean Energy, Inc.
March 8, 2006

(c)	Obtaining adequate financing for the Proposed Transaction;

(d)	Execution of definitive agreements;

(e)	Receipt of approvals from the Board of Directors of Encore and Valerus, if necessary, to the extent that such approvals are required by applicable law;

(f)	Receipt of required governmental or third party approvals, if any; and

(g)	No material adverse change in the businesses of Encore or Valerus.

6. Expenses. Each party shall bear all fees and expenses in connection with all other aspects of the Proposed Transaction including, without limitation, all accounting and legal fees.

7. Confidentiality. The Proposed Transaction shall be maintained in confidence by the parties, except to the extent that disclosure may be required by applicable law. The parties will confer with each other to mutually approve the content and timing of any public announcement regarding the Proposed Transaction, provided that each party shall nevertheless be permitted to issue any press release or report required by applicable law.

8. Standstill. By executing this letter of intent, Encore agrees that from the date hereof to the earlier to occur of (i) cessation of good faith negotiations between Encore and Valerus; or (ii) the Closing Date; neither Encore, nor Encore's employees, officers, directors, agents, representatives or affiliates shall, directly or indirectly, (a) solicit, initiate or encourage any proposal or offer from any person relating to the properties subject to the Proposed Transaction (any such inquiry, proposal or offering being referred to as an "Alternative Proposal"); or (b)(i) participate in any negotiations with respect to an Alternative Proposal; (ii) furnish to any person any confidential information with respect to the property; or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage the making or soliciting of an Alternative Proposal.

9. Nonbinding. The parties agree that except for the paragraphs 6, 7 and 8, this letter of intent is intended only as a summary of the current intentions of each party with respect to the Proposed Transaction and is not intended to create any enforceable legal obligations. Notwithstanding the foregoing, the Binding Provisions shall survive termination of this letter of intent and shall be legally binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.

10. Broker. Encore and Valerus represent and warrant to one another that they have not retained any finder, broker, investment banker or the like (an "Intermediary") with respect to the

Encore Clean Energy, Inc.
March 8, 2006

Proposed Transaction. Each party agrees to indemnify, defend and hold harmless the other party from any claim from an Intermediary arising on their respective accounts with respect to the transactions contemplated by this letter agreement.

     If the foregoing sets forth your understanding with regards to the Proposed Transaction, please so acknowledge your agreement by signing a copy of this letter of intent and returning it to the undersigned not later than 5pm Pacific, March 10th, 2006.

Very truly yours,

Valerus Compression Services, LP

By: Michael McGhan
Its: Co-CEO

Agreed and Accepted on
March 10, 2006

Encore Clean Energy, Inc.

By: Dan Hunter
Its: Chief Executive Officer